Exhibit 10.6

Business Combination Marketing Agreement Fee Amendment

This Business Combination Marketing Agreement Fee Amendment (this “Amendment”) is entered into as of February 14, 2020, by and between EarlyBirdCapital, Inc. (“Advisor”) and TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (the “Company).

WHEREAS, the Advisor and the Company entered into that certain Business Combination Marketing Agreement, dated August 15, 2018 whereby the Advisor agreed to assist the Company in connection with the Company’s business combination with one or more businesses or entities as described in the Company’s Registration Statement on Form S-1 (File No. 333-226263);

WHEREAS, on September 6, 2019, (i) the Company, (ii) Glory Star New Media Group Limited, a Cayman Islands exempted company (“Glory Star”), (iii) TKK Symphony Sponsor 1, a Cayman Islands exempted company, in the capacity as the Purchaser Representative thereunder, (iii) Glory Star New Media (Beijing) Technology Co., Ltd., a Wholly Foreign-Owned Enterprise limited liability company incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by Glory Star, (v) Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC, (vi) Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC, (vii) each of the shareholders of Glory Star named as sellers therein (“Sellers”), and (viii) Zhang Bing, in the capacity as the Seller Representative thereunder, entered into that certain Share Exchange Agreement (as amended from time to time, including without limitation by that certain Joinder to Share Exchange Agreement, dated as of November 1, 2019, the “Share Exchange Agreement”), pursuant to which, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, the Company will acquire all of the issued and outstanding ordinary shares of Glory Star from the Sellers in exchange for newly issued shares of the Company, subject to the withholding of the escrow shares being deposited in the escrow account in accordance with the terms and conditions of the Share Exchange Agreement and the escrow agreement;

WHEREAS, a condition to the obligations of Glory Star and Sellers is the receipt by Glory Star of a copy of a Business Combination Marketing Agreement Fee Amendment to reduce the $8.8 million fee payable to the Advisor thereunder by an amount as mutually reasonably determined by Glory Star and the Company; and

WHEREAS, the Company, Glory Star and the Advisor have agreed to amend the fee payable to the Advisor under the Business Combination Marketing Agreement to provide that the Advisor shall receive, in full satisfaction of any and all fees and expenses owed to it under the Business Combination Marketing Agreement, a $4,000,000 promissory note of the Company, in substantially the form attached hereto as Exhibit A, to be paid on the one year anniversary of the Closing (the “Note”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Fees.

1.1 Advisor and Company hereby agree that no portion of the Fee (defined below) will be paid to any other advisor pursuant to the Business Combination Marketing Agreement for assisting the Company in consummating the Business Combination.

1.2 Section 1(b) of the Business Combination Marketing Agreement is hereby amended to delete such section in its entirety and replace it with the following:

“(b) As compensation for the foregoing services, the Company will deliver the Note in the amount of $4,000,000 in substantially the form attached hereto as Exhibit A, payable on the one year anniversary of the Closing (the “Fee”).”

1.3 Sections 1(c), 1(d) and 1(e) of the Business Combination Agreement shall be amended to delete such sections in their entirety and replace them with the following: “[reserved]”

1.4 Section 2 of the Business Combination Marketing Agreement is hereby amended to delete such section in its entirety.

2. Effectiveness. This Amendment shall be binding upon each party upon such party’s execution and delivery of this Amendment, but this Amendment shall only become effective upon the Closing. In the event that the Share Exchange Agreement is validly terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

3. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Business Combination Marketing Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Marketing Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. This Amendment may be executed in any number of original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Business Combination Marketing Agreement Fee Amendment to be signed and delivered by its respective duly authorized officer as of the date first above written.

The Company:

TKK SYMPHONY ACQUISITION CORP.

By:	/s/ Steven Levine
Name: Steven Levine
Title: CEO

The Advisor:

EARLYBIRDCAPITAL, INC.

By:	/s/ Sing Wang
Name: Sing Wang
Title: Chairman and CEO

EXHIBIT A